Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ellen Fukuhara 206-318-4025	Audrey Lincoff 206-318-7100
Starbucks Announces $500 Million Revolving Credit Facility
Provides Financial Flexibility To Pursue Ongoing Opportunities To Build Shareholder Value

SEATTLE; August 15, 2005 — Starbucks Corporation (NASDAQ: SBUX) today announced the completion of a $500 million senior revolving credit facility. The unsecured, revolving credit facility is scheduled to mature on August 12, 2010. The Company has the option to request an increase in the aggregate commitments by up to $500 million for a total aggregate facility commitment not to exceed $1 billion. Funds borrowed under the agreement will complement cash generated from operations and will be used for general corporate purposes including working capital, capital expenditures, share repurchases and potential acquisitions.
“We believe our strong cash flow generated from operations will continue to enable us to execute our aggressive growth strategy, which includes targeting 1,800 new stores in fiscal 2006, 850 of which will be Company-operated locations,” stated Michael Casey, Starbucks chief financial officer. “This credit facility will provide the Company with the flexibility and resources to continue our successful share repurchase activities as well as opportunistically pursue new growth prospects.”
Bank of America, N.A. served as the administrative agent. Banc of America Securities LLC and Wells Fargo Bank, N.A. were joint lead arrangers for the facility. Wachovia Bank, N.A. and Citibank, N.A. served as co-documentation agents. Wells Fargo Bank, N.A. served as syndication agent.
Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 9,500 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® espresso drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products—innovative superpremium Tazo® teas and exceptional compact discs from Starbucks Hear Music™ enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.
© 2005 Starbucks Coffee Company. All rights reserved.
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